EXHIBIT 99.1

Contact:

Michael W. Rogers	Robin L. DeCarlo
EVP and Chief Financial Officer	Sr. Director, Corporate Communications
(781) 861-8444	(781) 402-3405

INDEVUS PHARMACEUTICALS ANNOUNCES FIRST QUARTER FISCAL 2009

FINANCIAL RESULTS

LEXINGTON, MA, February 4, 2009 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) (the “Company”) today announced its consolidated results of operations for the first quarter of fiscal 2009, ended December 31, 2008.

The Company reported revenues of $26.4 million and a consolidated net loss of $7.6 million or $0.10 per share for the quarter ended December 31, 2008. This compares to revenues of $16.4 million and a consolidated net loss of $14.7 million or $0.19 per share for the quarter ended December 31, 2007.

At December 31, 2008, the Company had consolidated cash and cash equivalents totaling approximately $125.6 million.

Financial Results

Total consolidated revenues for the quarter ended December 31, 2008 were $26.4 million, an increase of 61% from the $16.4 million reported for the quarter ended December 31, 2007. The primary components of revenue for the quarter ended December 31, 2008 were $13.0 million from the recognition of revenue associated with the SANCTURA® brand, $6.8 million from sales of VANTAS®, and $5.9 million from sales of SUPPRELIN® LA.

Cost of product revenue for the quarter ended December 31, 2008 was $6.5 million, an increase of 12% from the $5.9 million reported for the quarter ended December 31, 2007. Cost of product revenue in the current quarter relates primarily to costs associated with the SANCTURA brand, including royalties on sales of SANCTURA and SANCTURA XR™ that are reimbursed by Allergan, and costs associated with VANTAS and SUPPRELIN LA.

Research and development expenses for the quarter ended December 31, 2008 were $5.2 million, a decrease of 19% from the $6.4 million reported for the quarter ended December 31, 2007.

Marketing, general and administrative expenses for the quarter ended December 31, 2008 were $15.9 million, a decrease of 10% from the $17.8 million reported for the quarter ended December 31, 2007.

Interest expense of $6.3 million for the quarter ended December 31, 2008 related to the Company’s Convertible Notes and Non-recourse Notes.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA XR™ and SANCTURA® for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR™ for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, octreotide for acromegaly, and pagoclone for stuttering.

About SANCTURA and SANCTURA XR

SANCTURA® and SANCTURA XR™ belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.

Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

About VANTAS

VANTAS® is a soft and flexible 12-month hydrogel implant that provides histrelin, a luteinizing hormone-releasing hormone (LHRH) agonist, for the palliative treatment of advanced prostate cancer. VANTAS is contraindicated in patients with hypersensitivity to GnRH, GnRH agonist analogs, or any components in VANTAS.

About SUPPRELIN LA

SUPPRELIN® LA is a subcutaneous implant indicated for the treatment of central precocious puberty (CPP), the premature onset of puberty in children. It utilizes the hydron implant technology and is specifically designed to provide a continuous release over 12 months of the gonadotropin releasing hormone (GnRH) agonist, histrelin. SUPPRELIN LA is contraindicated in patients with hypersensitivity to GnRH or GnRH analogs.

About DELATESTRYL

DELATESTRYL® is an injectable testosterone preparation for the treatment of male hypogonadism. DELATESTRYL is contraindicated in men with carcinomas of the breast or with known or suspected carcinomas of the prostate.

Merger Agreement with Endo Pharmaceuticals

On January 5, 2009, the Company entered into a definitive merger agreement with Endo Pharmaceuticals Holdings Inc. (“Endo”), a Delaware corporation, pursuant to which BTB Purchaser Inc. (“Purchaser”), a Delaware corporation and a direct wholly-owned subsidiary of Endo, has agreed to purchase all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company at a purchase price of $4.50 per share in cash (less any required withholding taxes and without interest), plus contractual rights to receive up to an additional $3.00 per share in contingent cash consideration payments (less any required withholding taxes) payable by Endo in the future upon achievement of certain milestones related to NEBIDO® (in development for hypogonadism) and octreotide (in development for acromegaly and carcinoid syndrome), two of the Company’s primary product candidates. The acquisition will be effected by means of a tender offer for all the outstanding shares of the Company’s common stock, followed by a merger in which the holders of any remaining outstanding shares of the Company’s common stock will receive the same consideration as the consideration paid to tendering holders of the Company’s common stock in the tender offer. The tender offer commenced on January 7, 2009 and is expected to close before the end of the Company’s second fiscal quarter of 2009. The tender offer is conditioned upon the tender of a majority of the outstanding shares of the Company’s common stock and is also subject to other customary closing conditions. Due to the potential acquisition by Endo, the Company will not be providing 2009 financial guidance. For more detail regarding the tender offer, see “Additional Important Information” set forth below.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials;

risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; need for additional funds and corporate partners, including for the development of our products; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; difficulties in managing our growth; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Important Information

This press release is for informational purposes only and does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell securities of the Company. The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the offer to purchase, letter of transmittal and other related tender offer materials, which were mailed to the Company’s shareholders) filed by Endo and Purchaser with the SEC on January 7, 2009. In addition, on January 7, 2009, the Company filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer, which was mailed to the Company’s shareholders. Investors and the Company’s shareholders are urged to read both the tender offer statement (and related materials), as it may be amended from time to time, and the solicitation/recommendation statement, as it may be amended from time to time, because they contain important information, including the various terms of, and conditions to, the tender offer, that should be read carefully before any decision is made with respect to the tender offer. Investors and the Company’s shareholders may obtain a free copy of these statements and other documents filed by Endo, Purchaser, the Company and their affiliates with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and related materials may be obtained for free at Endo’s website at www.endo.com or by directing such requests to Endo (Investor Relations) at (610) 459-7158, IR@endo.com, or by calling MacKenzie Partners, the information agent for the offer toll-free at (800) 322-2885. The solicitation/recommendation statement and such other documents may be obtained by directing such requests to the Company (Investor Relations) at (781) 402-3405 or RDeCarlo@indevus.com.

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended December 31, 2008 and 2007

(Amounts in thousands except per share data)

	For the three months ended December 31,
	2008	2007
Total revenues	$26,397	$16,398
Costs and expenses:
Cost of revenues	6,534	5,855
Research and development	5,188	6,391
Marketing, general and administrative	15,948	17,766
Amortization of intangibles	637	497

Total costs and expenses	28,307	30,509

Loss from operations	(1,910)	(14,111)
Investment income	596	1,120
Interest expense	(6,272)	(1,712)

Net loss	$(7,586)	$(14,703)

Net loss per common share:
Basic and diluted	$(0.10)	$(0.19)

Weighted average common shares:
Basic and diluted	77,616	76,307

INDEVUS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Amounts in thousands)
	December 31, 2008	September 30, 2008
Cash and cash equivalents	$125,555	$131,306
Restricted cash	8,545	10,000
Goodwill	48,244	48,244
Intangible assets, net	30,218	30,855
Other assets	43,734	42,597

Total assets	$256,296	$263,002

Convertible notes	$70,736	$70,187
Non-recourse notes	105,000	105,000
Deferred revenue	184,312	189,015
Other liabilities	32,144	28,986
Capital	513,742	511,866
Accumulated deficit	(649,638)	(642,052)

Total stockholders’ deficit	(135,896)	(130,186)

Total liabilities and stockholders’ deficit	$256,296	$263,002